Exhibit 10.4

August 11, 2009

Boise Cascade, L.L.C.

Retention Award Agreement

This Retention Award Agreement (the “Agreement”) is made and entered into on _____________ (the “Award Date”), by and between Boise Cascade, L.L.C. (the “Company”) and _____________ (“Awardee” or “you”) pursuant to the following terms with the intention that it become effective on August 16, 2009 (the “Effective Date”):

1.             Definitions.  For purposes of this Award, the following terms shall have the meanings stated below.

1.1.          “Award” means the payment provided for in Section 2.

1.2.          “Disciplinary Reasons” means disciplinary reasons as explained in Corporate Policy 10.2.

1.3.          “Award Period” means the period from the Award Date through the Vesting Date.

2.             Award Amount.  Your Award is one times your base salary at the time of vesting.

3.             Vesting and Payment.  The Award will vest and become payable on ________________, (the “Vesting Date”) if you remain employed by the Company through the Vesting Date.  The Award, subject to applicable withholding, will be paid in cash as soon as practical following the Vesting Date but in any case within 30 days following the Vesting Date.

4.             Termination of Employment Prior to Vesting Date.

4.1.          If you voluntarily terminate employment with the Company before the Vesting Date or if your employment with the Company is terminated for Disciplinary Reasons before the Vesting Date, you will not be entitled to receive any Award.

4.2.          If your employment with the Company is terminated by the Company before the Vesting Date for reasons other than Disciplinary Reasons or as a direct result of a reduction in force or the sale or permanent closure of the division of which you are president or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company or a subsidiary, the Award will vest immediately following your termination date and will be paid in full within 90 days following your termination date.  The Company may, as a condition precedent to your right to receive any Award payment pursuant to this Section, require you to sign a waiver and release in a form required by the Company.

4.3.          If your employment with the Company is terminated as a result of your death, or total and permanent disability (as determined in the sole discretion of the Company), you will receive a pro rata portion of the Award calculated based on the number of days you were employed by the Company during the Award Period compared to the total number of days in the Award Period.  The pro rata portion of the Award will vest immediately following your termination date and will be paid in full within 90 days following your termination date.

5.             At Will Employment.  Nothing in this Agreement affects the at-will nature of your employment with the Company.  Either you or the Company may end your employment relationship at any time and for any reason, without notice, although your decision to do so may adversely affect your entitlement to all or a portion of this Award.

6.             Miscellaneous.  This Agreement (a) shall be construed in accordance with the internal laws (but not the laws of conflicts) of the State of Idaho, (b) may be executed in multiple counterparts (including by facsimile or electronic transmission), all of which taken together shall constitute one and the same original, (c) may not be, nor may any of the rights or obligations of the parties hereto be, assigned by any party except with the prior written consent of the other party hereto, provided that the Company may assign its obligations to a successor that agrees to perform such obligations, (d) represents the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and (e) may not be amended without the written consent of both you and the Company.

You must sign this Agreement and return it on or before _________________ in order for the Award to be effective.  If this Agreement is not received by _________________ the Award will be forfeited.    Return your executed Agreement to:  John Sahlberg

Boise Cascade, L.L.C.	Awardee

By

Title:	Printed Name: